Exhibit 99.2

PRESS RELEASE

Industrial Services of America, Inc. reports results for the second quarter ending June 30, 2004

LOUISVILLE, KY (August 9, 2004) -- Industrial Services of America, Inc. (NASDAQ:IDSA), a leading provider of logistic management services, equipment and processes for waste, recyclable commodities and other materials, announced final financial results for the second quarter of 2004, ending June 30, 2004. These results are unchanged from those stated in preliminary results announced on July 28, 2004. A complete report is available in the Company's Form 10-Q, which is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html.

Financial Highlights:

• Year-to-date total revenues for the first six months of 2004 were $68.8 million, an increase of 21.4% over the year-to-date revenues for the first six months of 2003 of $56.7 million.

•    Year-to-date net income for the first six months of 2004 was $940,277 (basic earnings of 28 cents per share and diluted earnings of 26 cents per share), compared with earnings of $274,004 (basic and diluted earnings of 9 cents per share) for the same period of 2003.

• Year-to-date EBITDA for the first six months of 2004 was $2.2 million compared with EBITDA of $1.5 million for the first 6 months of 2003.

• Total revenues for the second quarter of 2004 were $34.1 million, an increase of 10.4% over the total revenues for the second quarter of 2003 of $30.9 million.

•    Net income for the second quarter of 2004 was $490,993 (basic and diluted earnings of 14 cents per share), compared with earnings of $456,627 (basic and diluted earnings of 14 cents per share) for the second quarter of 2003.

• EBITDA for the second quarter of 2004 was $1.0 million compared with EBITDA of $1.3 million in the second quarter of 2003.

"Year-to-date revenue and profits remain strong and on-track" Harry Kletter, Chairman and CEO of ISA stated. "Commodity shortages should continue, helping both the ferrous and non-ferrous scrap industries into 2005. In the second quarter, some commodity shipments were deferred; due partly to our anticipation of higher prices, and partly to a temporary early quarter slowdown in the commodity markets, causing a corresponding deferment of revenue and earnings. This strategy is beginning to show a payoff in July, with projected volumes increasing throughout the third quarter and into the fourth quarter." Mr. Kletter continued. "Due to continued positive cash flow, we foresee a minimal debt balance at the end of the year. In addition, we expect to continue to implement our "Hub and spoke" concept of LLC partners." In the "Hub and spoke" initiative, ISA envisions itself at the center of a group of joint ventures with partners in allied industries, utilizing the Limited Liability Company model to organize those companies.

The second quarter also saw Mr. Kletter undertaking a successful trip to the People's Republic of China, a follow-up to his previous visit in November 2003. Mr. Kletter, accompanied by COO Ed List and Mike Carroll, the CEO of ISA's prospective business partner T.T. Repairs, a licensed FAA aircraft parts repair company, discovered that the commodity shortage and subsequent increase in prices do not appear to be a temporary phenomenon, but should continue for some time. "We experienced first-hand the continued growth of the Chinese economy, visiting several steel mills and recycling operations." Mr. Kletter related. "Our pursuit of partners for movement of commodities and manufacturing is proceeding well. Potential opportunities for reclamation of both aircraft parts and whole aircraft are promising."

Industrial Services of America, Inc., is a Louisville, KY based logistic management services company that offers total package waste and recycling management services to commercial, industrial and logistic customers nationwide, as well as providing recycling and scrap processing and waste handling equipment sales and service. ISA also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste management systems, equipment and services, competitive pressures in the waste management systems and equipment divisions and fluctuations in the price of and demand for recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contacts:

Industrial Services of America, Inc., Louisville
Harry Kletter (hklet@isa-inc.com) or
Alan Schroering (aschroering@isa-inc.com)
http://www.isa-inc.com/
502/366-3452
For an aerial view of our Louisville facilities go to http://www.isa-inc.com/aerial.htm

Supplemental Financial Information follows

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED JUNE 30, 2004 AND 2003
(UNAUDITED)

	2004	2003

Revenue	$ 34,054,273	$ 30,860,180

Cost of goods sold	32,062,199	28,611,559

Selling, general and administrative expenses	1,378,990	1,254,013

Income before other expenses	613,084	994,608

Other expenses, net	(38,194)	(233,563)

Income before income taxes	574,890	761,045

Provision for income taxes	83,897	304,418

Net income	$ 490,993	$ 456,627

Basic earnings per share	$ 0.14	$ 0.14

Diluted earnings per share	$ 0.14	$ 0.14

Weighted average shares outstanding:
Basic	3,498,545	3,220,952

Diluted	3,571,194	3,220,952

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2004 AND 2003
(UNAUDITED)

	2004	2003

Revenue	$ 68,818,478	$ 56,701,262

Cost of goods sold	64,603,036	53,312,819

Selling, general and administrative expenses	2,799,058	2,634,327

Income before other expenses	1,416,384	754,116

Other expenses, net	(92,687)	(297,443)

Income before income taxes	1,323,697	456,673

Provision for income taxes	383,420	182,669

Net income	$ 940,277	$ 274,004

Basic earnings per share	$ 0.28	$ 0.09

Diluted earnings per share	$ 0.26	$ 0.09

Weighted average shares outstanding:
Basic	3,401,519	3,225,252

Diluted	3,588,186	3,225,252

Industrial Services of America, Inc.
Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending June 30,		Six months ending June 30,
	2004	2003	2004	2003
Net Income	490,993	456,627	940,277	274,004
Interest expense	48,561	77,742	100,848	153,565
Income taxes	83,897	304,418	383,420	182,669
Depreciation	368,814	433,294	752,652	854,274
Amortization	-	25,591	-	51,180
EBITDA (1)	992,265	1,297,672	2,177,197	1,515,692

(1)EBITDA is calculated by the Company as net income before interest expense, income taxes, depreciation and amortization.